TCW Direct Lending Strategic Ventures LLC

Financial Statements

September 30, 2019

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

CONTENTS

Page(s)

Financial Statements

Schedules of Investments as of September 30, 2019 (unaudited) and December 31, 2018	2-5

Statements of Assets and Liabilities as of September 30, 2019 (unaudited) and December 31, 2018	6

Statements of Operations for the nine months ended September 30, 2019 and 2018 (unaudited)	7

Statements of Changes in Members’ Capital for the nine months ended September 30, 2019 and 2018 (unaudited)	8

Statements of Cash Flows for the nine months ended September 30, 2019 and 2018 (unaudited)	9

Notes to Financial Statements (unaudited)	10-20

Administration	21

SCHEDULE OF INVESTMENTS (Unaudited)

September 30, 2019

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value
DEBT
Beverages
	Cold Spring Brewing Company(1)	05/15/18	Term Loan 6.80% (LIBOR + 4.75% , 1.00% Floor)	9.3%	$28,944,520	05/15/24	$28,468,732	$28,741,909

Commercial Services & Supplies
	School Specialty, Inc.	04/07/17	Delayed Draw Term Loan 12.05% (LIBOR + 8.00% , 1.00% Floor, 2.00% PIK)	1.0%	3,312,966	04/07/22	3,312,966	3,014,799
	School Specialty, Inc.	04/07/17	Term Loan A 12.05% (LIBOR + 8.00% , 1.00% Floor, 2.00% PIK)	7.1%	24,012,160	04/07/22	23,728,966	21,851,065

				8.1%			27,041,932	24,865,864

Construction & Engineering
	Intren, LLC	07/18/17	Term Loan 8.86% (LIBOR + 6.75% , 1.25% Floor)	2.4%	9,681,930	07/18/23	9,559,492	7,532,541

Distributors
	ASC Acquisition Holdings, LLC	02/25/19	Term Loan 12.26% (LIBOR + 7.50% , 1.00% Floor, 2.50% PIK)	4.9%	17,518,539	02/22/22	16,932,023	15,171,055

Food Products
	Bumble Bee Holdings, Inc.	08/15/17	Term Loan B1 13.75% (PRIME + 7.00% , 2.00% Floor, 1.50% PIK)	9.3%	30,076,715	08/15/23	29,691,380	28,813,493
	Connors Bros. Clover Leaf Seafoods Company (Canada) (an affiliate of Bumble Bee Holdings, Inc.)	08/15/17	Term Loan B2 13.75% (PRIME + 7.00% , 2.00% Floor, 1.50% PIK)	2.6%	8,521,241	08/15/23	8,412,069	8,163,349
	Harvest Hill Beverage Company	05/01/17	Term Loan A2 8.55% (LIBOR + 6.50% , 1.00% Floor)	19.8%	61,220,708	01/19/21	60,841,513	61,220,707

				31.7%			98,944,962	98,197,549

Hotels, Restaurants & Leisure
	FQSR, LLC(1)	05/14/18	Delayed Draw Term Loan 7.65% (LIBOR + 5.50% , 1.00% Floor)	2.3%	7,066,672	05/14/23	7,066,672	7,066,672
	FQSR, LLC	05/14/18	Term Loan 7.68% (LIBOR + 5.50% , 1.00% Floor)	5.4%	16,561,612	05/14/23	16,168,006	16,561,612
	OTG Management, LLC	06/30/16	Delayed Draw Term Loan 9.18% (LIBOR + 7.00% , 1.00% Floor)	3.4%	10,564,849	08/26/21	10,527,370	10,617,673
	OTG Management, LLC	06/30/16	Term Loan 9.29% (LIBOR + 7.00% , 1.00% Floor)	10.8%	33,324,731	08/26/21	33,071,054	33,491,355

				21.9%			66,833,102	67,737,312

Household Products
	Nice-Pak Products, Inc.	06/12/15	Senior Secured Term Loan 8.05% (LIBOR + 6.00% , 1.50% Floor)	30.0%	92,800,793	06/12/20	92,264,566	92,800,793

Information Technology Services
	ENA Holding Corporation	05/06/16	First Lien Term Loan 9.62% (LIBOR + 5.00% , 1.00% Floor, 2.50% PIK)	6.8%	22,258,466	05/06/21	22,083,413	21,190,059
	ENA Holding Corporation	05/06/16	Revolver 9.66% (LIBOR + 5.00% , 1.00% Floor, 2.50% PIK)	1.3%	4,079,784	05/06/21	4,079,785	3,883,955

				8.1%			26,163,198	25,074,014

Internet & Direct Marketing Retail
	Lulu’s Fashion Lounge, LLC	08/28/17	First Lien Term Loan 11.04% (LIBOR + 9.00% , 1.00% Floor)	3.5%	10,933,125	08/28/22	10,741,534	10,812,861

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

SCHEDULE OF INVESTMENTS (Unaudited) (continued)

September 30, 2019

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value
DEBT (continued)
Machinery
	Texas Hydraulics Holdings, Inc.	03/27/18	Term Loan 7.80% (LIBOR + 5.75%, 1.25% Floor)	7.9%	$24,408,608	03/27/23	$24,153,361	$24,530,652

Pharmaceuticals
	Noramco, LLC	07/01/16	Senior Term Loan 10.70% (LIBOR + 8.00% , 1.00% Floor, 0.38% PIK)	7.4%	29,084,927	07/01/21	28,950,286	22,889,837

TOTAL DEBT (135.2%)				135.2%			430,053,188	418,354,387

EQUITY					Shares/ Contracts		Cost
Distributors
	Animal Supply Holdings LLC	02/25/19	Class A Common Stock	0.0%	7,455		538,610	32,483

TOTAL EQUITY (0.0%)				0.0%			538,610	32,483

	Total Portfolio Investments (135.2%)			135.2%			430,591,798	418,386,870

	Cash Equivalents (48.1%)
	Blackrock Liquidity Funds Fed Fund—Institutional Shares, Yield 2.29%			48.1%	148,831,351		148,831,351	148,831,351

							$579,423,149	$567,218,221

	Net unrealized depreciation on unfunded commitments (0.0%)							(15,969)
	Other Liabilities in Excess of Other Assets (-83.3%)							(257,828,218)

	Members’ Capital (100.0%)							$309,374,034

(1)

Excluded from the investment above, is an unfunded loan commitment for a delayed draw term loan or revolving credit. The Company earns an unused fee on the unfunded commitment during the commitment period. The expiration date of the commitment period may be earlier then the maturity date of the investment stated above. See Note [8] - Commitments and Contingencies.

LIBOR—London Interbank Offered Rate, generally 1-Month or 3-Month

Geographic Breakdown of Portfolio
United States	98%
Canada	2%

Total	100%

Aggregate acquisitions and aggregate dispositions of investments, other than government securities, totaled $5,934,634 and $157,912,096, respectively, for the period ended September 30, 2019. Aggregate acquisitions includes investment assets received as payment in kind. Aggregate dispositions includes principal paydowns on and maturities of debt investments.

The accompanying notes are an integral part of these financial statements.

SCHEDULE OF INVESTMENTS

December 31, 2018

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value
DEBT
Beverages
	Cold Spring Brewing Company(1)	05/15/18	Term Loan 7.71% (LIBOR + 5.25% , 1.00% Floor)	9.6%	$32,012,301	05/15/24	$31,400,981	$31,276,018

Chemicals
	Ascensus Specialties LLC (fka Vertellus Performance Chemicals LLC)(1)	09/22/17	First Lien Term Loan 9.28% (LIBOR + 6.75% , 1.25% Floor)	11.2%	36,219,886	09/22/22	35,579,198	36,328,546

	Commercial Services & Supplies
	School Specialty, Inc.	04/07/17	Delayed Draw Term Loan 9.53% (LIBOR + 7.00% , 1.00% Floor)	1.0%	3,462,163	04/07/22	3,462,163	3,261,358
	School Specialty, Inc.	04/07/17	Term Loan A 9.51% (LIBOR + 7.00% , 1.00% Floor)	7.2%	24,860,419	04/07/22	24,476,834	23,418,515

				8.2%			27,938,997	26,679,873

	Construction & Engineering
	Intren, LLC	07/18/17	Term Loan 9.10% (LIBOR + 6.75% , 1.25% Floor)	2.6%	12,021,154	07/18/23	11,839,192	8,547,040

Distributors
	ASC Acquisition Holdings, LLC	12/17/18	Add on Term Loan 10.29% (LIBOR + 7.50% , 1.00% Floor)	0.7%	2,398,839	12/15/21	2,350,862	2,398,839
	ASC Acquisition Holdings, LLC	12/16/16	First Lien Term Loan 10.03% (LIBOR + 7.50% , 1.00% Floor)	5.1%	18,322,031	12/15/21	18,105,380	16,434,862

				5.8%			20,456,242	18,833,701

	Diversified Telecommunication Services
	Alaska Communications Systems Holdings, Inc.	05/08/18	Term Loan A1 7.52% (LIBOR + 5.00% , 1.00% Floor)	0.3%	873,884	03/13/22	874,101	873,884
	Alaska Communications Systems Holdings, Inc.	03/28/17	Term Loan A2 9.52% (LIBOR + 7.00% , 1.00% Floor)	3.1%	10,125,402	03/13/23	10,019,930	10,125,402

				3.4%			10,894,031	10,999,286

	Food Products
	Bumble Bee Holdings, Inc.	08/15/17	Term Loan B1 10.65% (LIBOR + 8.00% , 1.00% Floor)	8.8%	29,958,826	08/15/23	29,495,576	28,610,678
	Connors Bros. Clover Leaf Seafoods Company (Canada) (an affiliate of Bumble Bee Holdings, Inc.)	08/15/17	Term Loan B2 10.65% (LIBOR + 8.00% , 1.00% Floor)	2.5%	8,487,841	08/15/23	8,356,595	8,105,888
	Harvest Hill Beverage Company	05/01/17	Term Loan A2 9.03% (LIBOR + 6.50% , 1.00% Floor)	21.6%	71,345,793	01/19/21	70,650,457	70,418,297

				32.9%			108,502,628	107,134,863

	Health Care Equipment & Supplies
	SmileDirectClub, LLC(1)	02/07/18	Delayed Draw Term Loan 10.35% (LIBOR + 8.00% , 1.00% Floor)	10.8%	33,558,063	02/06/23	28,353,660	35,034,618
	SmileDirectClub, LLC	02/07/18	Term Loan 10.35% (LIBOR + 8.00% , 1.00% Floor)	9.0%	28,178,526	02/06/23	22,824,668	29,418,381

				19.8%			51,178,328	64,452,999

	Hotels, Restaurants & Leisure
	FQSR, LLC(1)	05/14/18	Delayed Draw Term Loan 8.39% (LIBOR + 5.50% , 1.00% Floor)	1.1%	3,658,651	05/14/23	3,658,651	3,611,089
	FQSR, LLC	05/14/18	Term Loan 8.12% (LIBOR + 5.50% , 1.00% Floor)	5.1%	16,687,396	05/14/23	16,208,840	16,470,460
	OTG Management, LLC	06/30/16	Delayed Draw Term Loan 9.58% (LIBOR + 7.00% , 1.00% Floor)	10.2%	33,324,731	08/26/21	32,971,409	33,091,458
	OTG Management, LLC	06/30/16	Term Loan 9.47% (LIBOR + 7.00% , 1.00% Floor)	3.2%	10,564,849	08/26/21	10,512,648	10,490,895

				19.6%			63,351,548	63,663,902

	Household Products
	Nice-Pak Products, Inc.	06/12/15	Senior Secured Term Loan 7.97% (LIBOR + 5.50% , 1.00% Floor)	27.9%	93,333,111	06/12/20	92,644,338	90,906,450

	Information Technology Services
	ENA Holding Corporation	05/06/16	First Lien Term Loan 9.53% (LIBOR + 7.00% , 1.00% Floor)	6.7%	22,412,047	05/06/21	22,152,641	21,784,510
	ENA Holding Corporation(1)	05/06/16	Revolver 9.79% (LIBOR + 7.00% , 1.00% Floor)	1.0%	3,240,541	05/06/21	3,240,541	3,149,806

				7.7%			25,393,182	24,934,316

	Internet & Direct Marketing Retail
	Lulu’s Fashion Lounge, LLC	08/28/17	First Lien Term Loan 9.52% (LIBOR + 7.00% , 1.00% Floor)	3.6%	11,656,641	08/28/22	11,399,865	11,773,207

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

SCHEDULE OF INVESTMENTS (continued)

December 31, 2018

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value
	DEBT (continued)
Machinery
	Texas Hydraulics Holdings, Inc.	03/27/18	Term Loan 9.28% (LIBOR + 6.75% , 1.25% Floor)	10.5%	$34,393,953	03/27/23	$33,957,156	$34,050,014

	Pharmaceuticals
	Noramco, LLC(2)	07/01/16	Senior Term Loan 10.40% (LIBOR + 8.00% , 1.00% Floor)	8.0%	29,248,909	07/01/21	29,055,205	26,207,023

	TOTAL DEBT (170.8%)			170.8%			553,590,891	555,787,238

	EQUITY				Shares/ Contracts		Cost
	Health Care Equipment & Supplies
	SmileDirectClub, LLC	02/07/18	Class W-1 Warrant	1.7%	575		3,540,341	5,396,665
	SmileDirectClub, LLC	02/07/18	Class W-2 Warrant	3.3%	1,149		7,080,683	10,793,329

				5.0%			10,621,024	16,189,994

	TOTAL EQUITY (5.0%)

		Total Portfolio Investments (175.8%)		175.8%			564,211,915	571,977,232

		Cash Equivalents (5.2%)
		Blackrock Liquidity Funds Fed Fund—Institutional Shares, Yield 2.31%		5.2%	16,808,583		16,808,583	16,808,583

							$581,020,498	$588,785,815

		Net unrealized depreciation on unfunded commitments (-0.1%)						(132,382)
		Other Liabilities in Excess of Other Assets (-80.9%)						(263,338,281)

		Members’ Capital (100.0%)						$325,315,152

(1)

Excluded from the investment above, is an unfunded loan commitment for a delayed draw term loan or revolving credit. The Company earns an unused fee on the unfunded commitment during the commitment period. The expiration date of the commitment period may be earlier then the maturity date of the investment stated above. See Note [8]—Commitments and Contingencies.

(2)

In addition to interest earned based on the stated interest rate of this loan, the Company is entitled to receive an additional interest amount on the “first out” tranche of the portfolio company’s first lien senior secured loans.

LIBOR—London Interbank Offered Rate, generally 1-Month or 3-Month

Geographic Breakdown of Portfolio
United States	99%
Canada	1%

Total	100%

Aggregate acquisitions and aggregate dispositions of investments, other than government securities, totaled $157,801,812 and $114,162,140, respectively, for the year ended December 31, 2018. Aggregate acquisitions includes investment assets received as payment in kind. Aggregate dispositions includes principal paydowns on and maturities of debt investments.

(Dollar amounts in thousands)

STATEMENTS OF ASSETS AND LIABILITIES

	As of September 30, 2019 (unaudited)	As of December 31, 2018
Assets
Portfolio of Investments, at fair value (amortized cost of $430,592 and $564,212, respectively)	$418,387	$571,977
Cash and cash equivalents	157,420	26,520
Interest receivable	2,427	3,793
Receivables for portfolio investments sold	—	158
Prepaid and other assets	—	40

Total Assets	$578,234	$602,488

Liabilities
Credit facility payable	$266,000	$274,000
Interest and credit facility expenses payable	2,642	2,859
Sub-administrator and custody fees payable	164	131
Audit fees payable	38	50
Net unrealized depreciation on unfunded commitments	16	132
Other fees payable	—	1

Total Liabilities	$268,860	$277,173

Members’ Capital	$309,374	$325,315

Commitments and Contingencies (Note 8)
Members’ Capital
Preferred members	$309,374	$325,315

Members’ Capital	$309,374	$325,315

	Preferred Members	Common Members	Noncontrolling interest in consolidated subsidiary fund	Members’ Capital
Members’ Capital Represented by:
Net contributed capital	$454,279	$1,000	$3,507	$458,786
Net distributed capital	(300,278)	(1,000)	(4,235)	(305,513)
Cumulative net income, before organization costs	155,373	704	728	156,805
Organization costs	—	(704)	—	(704)

Total Members’ Capital as of September 30, 2019 (Unaudited)	$309,374	$—	$—	$309,374

	Preferred Members	Common Members	Noncontrolling interest in consolidated subsidiary fund	Members’ Capital
Members Capital Represented by:
Net contributed capital	$454,279	$1,000	$3,507	$458,786
Net distributed capital	(251,078)	(1,000)	(4,235)	(256,313)
Cumulative net income, before organization costs	122,114	704	728	123,546
Organization costs	—	(704)	—	(704)

Total Members’ Capital as of December 31, 2018	$325,315	$—	$—	$325,315

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

(Dollar amounts in thousands)

STATEMENTS OF OPERATIONS (Unaudited)

	For the Nine Months Ended September 30, 2019	For the Nine Months Ended September 30, 2018
Investment Income:
Interest income	$58,529	$45,113
Fee income	1,129	—

Total investment income	59,658	45,113

Expenses:
Interest and credit facility expenses	12,185	13,758
Sub-administrator and custody fees	309	340
Valuation fees	107	112
Audit fees	64	58
Insurance fees	40	66
Tax service fee	9	15
Legal fees	—	29
Other	2	23

Total expense	12,716	14,401

Net investment income	46,942	30,712

Net realized and unrealized gain/(loss) on investments
Net realized gain/(loss) on investments	6,171	1,229
Net change in unrealized appreciation/(depreciation) on investments	(19,854)	13,481

Net realized and unrealized gain/(loss) on investments	(13,683)	14,710

Net increase in Members’ Capital from operations	$33,259	$45,422

Less: Net increase in Members’ Capital attributable to noncontrolling interest in consolidated subsidiary fund	—	220

Net increase in Members’ Capital from operations attributable to the Preferred Members from operations	$33,259	$45,202

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL (Unaudited)

			For the Nine Months Ended September 30, 2019
	Preferred Members	Common Members	Noncontrolling interest in consolidated subsidiary fund	Total
Net increase in Members’ Capital resulting from operations
Net investment income	$46,942	$—	$—	$46,942
Net realized gain/(loss) on investments	6,171	—	—	6,171
Net change in unrealized appreciation/(depreciation) on investments	(19,854)	—	—	(19,854)

Net increase in Members’ Capital resulting from operations	33,259	—	—	33,259
Net decrease in Members’ Capital resulting from capital activity
Distributions to Members	(49,200)	—	—	(49,200)

Net decrease in Members’ Capital resulting from capital activity	(49,200)	—	—	(49,200)

Total decrease in Members’ Capital	(15,941)	—	—	(15,941)

Members’ Capital, beginning of period	325,315	—	—	325,315

Members’ Capital, end of period	$309,374	$—	$—	$309,374

			For the Nine Months Ended September 30, 2018
	Preferred Members	Common Members	Noncontrolling interest in consolidated subsidiary fund	Total
Net increase in Members’ Capital resulting from operations
Net investment income	$30,580	$—	$132	$30,712
Net realized gain/(loss) on investments	1,164	—	65	1,229
Net change in unrealized appreciation/(depreciation) on investments	13,458	—	23	13,481

Net increase in Members’ Capital resulting from operations	45,202	—	220	45,422
Net decrease in Members’ Capital resulting from capital activity
Contributions from Members	27,000	—	—	27,000
Distributions to Members	(46,124)	—	(4,215)	(50,339)

Net decrease in Members’ Capital resulting from capital activity	(19,124)	—	(4,215)	(23,339)

Total increase (decrease) in Members’ Capital	26,078	—	(3,995)	22,083

Members’ Capital, beginning of period	324,623	—	4,023	328,646

Members’ Capital, end of period	$350,701	$—	$28	$350,729

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

(Dollar amounts in thousands)

STATEMENTS OF CASH FLOWS (Unaudited)

	For the Nine Months Ended September 30, 2019	For the Nine Months Ended September 30, 2018
Cash Flows from Operating Activities
Net increase in members’ capital resulting from operations	$33,259	$45,422
Adjustments to reconcile the net increase in members’ capital resulting from operations to net cash provided by (used in) operating activities:
Purchases of investments	(4,218)	(150,524)
Proceeds from sales and paydowns of investments	158,320	93,219
Net realized (gain)/loss on investments	(6,171)	(1,229)
Net change in unrealized (appreciation)/depreciation on investments	19,854	(13,481)
Interest paid-in-kind	(1,178)	(378)
Accretion of discount	(12,975)	(3,675)
Increase (decrease) in operating assets and liabilities:
(Increase) decrease in interest receivable	1,366	1,224
(Increase) decrease in prepaid and other assets	40	(26)
Increase (decrease) in interest and credit facility expenses payable	(217)	208
Increase (decrease) in sub-administrator and custody fees payable	33	97
Increase (decrease) in audit fees payable	(12)	7
Increase (decrease) in other fees payable	(1)	(3)

Net cash provided by (used in) operating activities	188,100	(29,139)

Cash Flows from Financing Activities
Contributions from Members	—	27,000
Distributions to Members	(49,200)	(46,124)
Distribution to minority interest	—	(4,215)
Proceeds from credit facility	—	20,500
Repayments of credit facility	(8,000)	(16,700)

Net cash used in financing activities	(57,200)	(19,539)

Net increase (decrease) in cash	130,900	(48,678)

Cash and cash equivalents, beginning of period	26,520	105,496

Cash and cash equivalents, end of period	$157,420	$56,818

Supplemental disclosure of cash flow information and non-cash financing activities
Credit facility - interest and unused fee paid	$12,368	$13,264

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS (Unaudited)

1.	ORGANIZATION

Investment Objective: TCW Direct Lending Strategic Ventures LLC (the “Fund”) is a closed-end investment company formed as a Delaware limited liability company for the purpose of investing in corporate senior secured middle-market floating rate loans. Investments may include other loans and securities received as a result of the restructuring, workout or bankruptcy of an existing loan.

Consolidated Subsidiary Fund: On September 19, 2016, the Fund formed and acquired an 81.6% majority interest in TCW Direct Lending Strategic Luxembourg VI S.à.r.l., (the “Luxembourg Company”), a private limited liability company formed under the laws of Luxembourg for the purposes of investing in Luxembourg or abroad. In 2018, the Luxembourg Company dissolved and the Fund’s interest in this subsidiary was terminated.

Limited Liability Company Agreement: The Amended and Restated Limited Liability Company agreement (the “Agreement”), dated June 5, 2015, was entered into by and among TCW Direct Lending LLC, an affiliated fund (also known as the “BDC”) and two third-party members (the “Third-Party Members”). The BDC and each Third-Party Member own a Preferred Membership Interest (collectively the “Preferred Members”) and a Common Membership Interest (collectively the “Common Members”) (together, the “Members”). The BDC owns 80% of the Preferred and Common Membership Interests and the Third-Party Members own the remaining 20% of Preferred and Common Membership Interests. The initial closing date of the Fund was June 5, 2015 (“Initial Closing Date”).

The Agreement amends and restates the original agreement, dated May 26, 2015 that the BDC entered into as the sole member of the Fund.

Term: The Fund will continue until the sixth anniversary of the Initial Closing Date unless dissolved earlier or extended for two additional one-year periods by the BDC, in its sole discretion upon notice to the Management Committee. Thereafter, the term of the Fund may be extended by the BDC for additional one-year periods, in each case with the prior consent of the Management Committee.

Commitment Period: The Commitment Period commenced on June 5, 2015, the Initial Closing Date, and will end on the third anniversary of the Initial Closing Date subject to termination or extension by the Management Committee as provided in the Agreement.

Management Committee: Pursuant to the Agreement, the management committee of the Fund has exclusive responsibility for the management, policies and control of the Fund. The BDC and one of the two Third-Party Members, collectively, each appointed one voting member of the Management Committee. The Management Committee can act on behalf and in the name of the Fund to implement the objectives of the Fund and exercise any rights and powers the Fund may possess. The Management Committee will authorize portfolio investment activity, transactions between the Fund and the BDC, and other Members and borrowings of the Fund.

Administration Agreement: The Fund entered into an Administration Agreement with TCW Asset Management Company LLC (“TAMCO”), dated June 5, 2015 to furnish, or arrange for others to furnish, administrative services necessary for the operation of the Fund. In connection therein, TAMCO, as Administrator retained the services of State Street Bank and Trust Company to assist in providing certain administrative, accounting, operational, investor and financial reporting services for the Fund.

Custody Services Agreement: The Fund entered into a Custody Services Agreement dated June 3, 2015 with State Street Bank and Trust Company to provide custodian services for the Fund.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

September 30, 2019

Capital Commitments: Commitments from the Preferred Members and Preferred Members as Common Members are as follows. The commitment amount funded does not include amounts contributed in anticipation of a potential investment that the Fund did not consummate and therefore returned to the Members’ as unused capital. As of September 30, 2019, aggregate commitments and commitments funded were as follows:

	Committed Capital	Commitments Funded	Percentage Funded
Preferred Membership Interests	$600,000,000	$454,279,088	75.7%
Common Membership Interests	2,000,000	1,000,000	50.0%

Total	$602,000,000	$455,279,088

Recallable Amounts: Each Preferred Member may be required to re-contribute amounts previously distributed equal to 100% of distributions of proceeds during the Commitment Period representing a return of capital contributions made in respect of the Preferred Membership Interest. The recallable amounts as of September 30, 2019 were as follows:

	Recallable Amounts	Recallable Amounts Funded	Percentage Funded
Preferred Membership Interests	$127,837,000	none	n/a

2.	SIGNIFICANT ACCOUNTING POLICIES

The Fund is an investment company following the accounting and reporting guidance in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) No. 946 Financial Services – Investment Companies.

Basis of Presentation: The Fund’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for investment companies.

Use of Estimates: The preparation of the accompanying financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting year. Actual results could differ from those estimates.

Investments: The Fund records investment transactions on the trade date. The Fund considers trade date for investments not traded on a recognizable exchange, or traded in the over-the-counter markets, to be the date on which the Fund receives legal or contractual title to the asset and bears the risk of loss.

Income Recognition: Interest and unused commitment fee income are recorded on an accrual basis unless doubtful of collection or the related investment is in default. Realized Gains and losses on investments are recorded on a specific identification basis. Amendment, consent, waiver and forbearance fees received in exchange for a concession that result in a change in yield are recognized immediately when earned as interest income. The Fund typically receives a fee in the form of a discount to the purchase price at the time it funds an investment in a loan. The discount is accreted to interest income over the life of the respective loan, as reported in the Statement of Operations, and reflected in the amortized cost basis of the investment. Discounts associated with a revolver are treated as a discount to the issuers’ term loan. In the event there is a fee associated with a delayed draw that remains unfunded, the Fund will recognize the fee as fee income immediately. Fee income received form the Advisor that the Advisor received from a portfolio company for services rendered, are recognized immediately as income.

NOTES TO FINANCIAL STATEMENTS (Unaudited) (continued)

Cash and Cash Equivalents: The Fund considers cash equivalents to be liquid investments, including money market funds or individual securities purchased with an original maturity of three months or less. Fund cash and cash equivalents are generally comprised of money market funds and demand deposits, valued at cost, which approximates fair value.

Income Taxes: The Fund is exempt from federal and state income taxes and, consequently, no income tax provision has been made in the accompanying financial statements.

The Fund has invested in numerous jurisdictions and is therefore subject to varying policies and statutory time limitations with respect to examination of tax positions. The Fund reviews and evaluates tax positions in its major jurisdictions and determines whether or not there are uncertain tax positions that require financial statement recognition.

The Fund recognizes interest and penalties, if any, related to unrecognized tax benefits as an income tax expense in the Statement of Operations. As of and during the period ended September 30, 2019 and 2018, the Fund did not have a liability for any unrecognized tax benefits nor did it recognize any interest and penalties related to unrecognized tax benefits.

The Fund is subject to examination by U.S. federal tax authorities for returns filed for the prior three years and by state tax authorities for returns filed for the prior four years.

Subsequent Events: The Management Committee evaluated the activity of the Fund through November 4, 2019, the date that the financial statements are available to be issued, and concluded that no subsequent events have occurred that would require recognition or disclosure.

3.	INVESTMENT VALUATIONS AND FAIR VALUE MEASUREMENTS

Investments at Fair Value: Investments held by the Fund for which market quotes are readily available are valued at fair value. Fair value is generally determined on the basis of last reported sales price or official closing price on the primary exchange in which each security trades, or if no sales are reported, based on the midpoint of the valuation range obtained for debt investments from a quotation reporting system, established market makers or pricing service.

Investments held by the Fund for which market quotes are not readily available or market quotations are not considered reliable are valued at fair value by the Management Committee based on similar instruments, internal assumptions and the weighting of the best available pricing inputs.

Fair Value Hierarchy: Assets and liabilities are classified by the Fund based on valuation inputs used to determine fair value into three levels.

Level 1 values are based on unadjusted quoted market prices in active markets for identical assets.

Level 2 values are based on significant observable market inputs, such as quoted prices for similar assets and quoted prices in inactive markets or other market observable inputs.

Level 3 values are based on significant unobservable inputs that reflect the Fund’s determination of assumptions that market participants might reasonably use in valuing the assets.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

September 30, 2019

Categorization within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation levels are not necessarily an indication of the risk associated with investing in these securities.

The following is a summary by major security type of the fair valuations according to inputs used in valuing investments listed in the Schedule of Investments as of September 30, 2019.

Investments	Level 1	Level 2	Level 3	Total
Debt	$—	$—	$418,354,387	$418,354,387

Equity	$—	$—	$32,483	$32,483
Cash equivalents	$148,831,351	$—	$—	$148,831,351

Total	$148,831,351	$—	$418,386,870	$567,218,221

The following is a summary by major security type of the fair valuations according to inputs used in valuing investments listed in the Schedule of Investments as of December 31, 2018.

Investments	Level 1	Level 2	Level 3	Total
Debt	$—	$—	$555,787,238	$555,787,238

Equity	$—	$—	$16,189,994	$16,189,994

Cash equivalents	$16,808,583	$—	$—	$16,808,583

Total	$16,808,583	$—	$571,977,232	$588,785,815

The following tables provide a reconciliation of the beginning and ending balances for total investments that use Level 3 inputs for the nine months ended September 30, 2019:

	Debt	Equity
Balance at December 31, 2018	$555,787,238	$16,189,994
Accreted Discounts	12,974,898	—
Purchases[1]	5,396,024	538,610
Sales and paydowns	(142,002,134)	(16,698,152)
Realized gain/(loss)	93,509	6,077,128
Change in unrealized appreciation/(depreciation)	(13,895,148)	(6,075,097)

Balance at September 30, 2019	$418,354,387	$32,483

Change in unrealized appreciation/(depreciation) in investments still held as of September 30, 2019	$(515,222)	$(506,127)

[1]	Purchases of Debt includes payment in-kind (PIK) interest of $1,177,868.

During the nine months ended September 30, 2019, the Fund did not have any transfers between levels.

NOTES TO FINANCIAL STATEMENTS (Unaudited) (continued)

The following tables provide a reconciliation of the beginning and ending balances for total investments that use Level 3 inputs for the year ended December 31, 2018:

		Preferred
	Debt	Securities
Balance at December 31, 2017	$517,461,745	$—
Accreted Discounts	5,007,018	—
Purchases	147,180,787	10,621,025
Sales and paydowns	(114,162,140)	—
Realized gain/(loss)	1,229,693	—
Change in unrealized appreciation/(depreciation)	(929,865)	5,568,969
Balance at December 31, 2018	$555,787,238	$16,189,994

Change in unrealized appreciation/(depreciation) in investments still held as of December 31, 2018	$(1,666,234)	$—

During the year ended December 31, 2018, the Fund did not have any transfers between levels.

Level 1 Assets (Investments): The valuation techniques and significant inputs used to determine fair value are as follows:

Registered Investment Companies, (Level 1), include registered open-end investment companies that are valued based upon the reported net asset value of such investment.

Level 3 Assets (Investments): The following valuation techniques and significant inputs are used to determine fair value of investments in private debt for which reliable market quotations are not available. Some of the inputs are independently observable however, a significant portion of the inputs and the internal assumptions applied are unobservable.

Debt, (Level 3), includes investments in privately originated senior secured debt. Such investments are valued based on specific pricing models, internal assumptions and the weighting of the best available pricing inputs. A discounted cash flow approach incorporating a weighted average cost of capital approach and shadow rating method are generally used to determine fair value. Standard pricing inputs include, but are not limited to, the financial health of the issuer: place in the capital structure; value of other issuer debt; credit, industry, and market risk and events.

Equity, (Level 3), includes warrants and common stock. Such securities are valued based on specific pricing models, internal assumptions and the weighting of the best available pricing inputs. A market approach is generally used to determine fair value. Pricing inputs include, but are not limited to, financial health, and relevant business developments of the issuer; EBITDA, market multiples of comparable companies, comparable market transactions and recent trades or transactions; issuer, industry and market events; contractual or legal restrictions on the sale of the security. When a Black-Scholes pricing model is used, the pricing model takes into account the contract terms as well as multiple inputs, including: time value, implied volatility, equity prices and interest rates. A liquidity discount based on current market expectations, future events, minority ownership position and the period management reasonably expects to hold the investment may be applied.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

September 30, 2019

Pricing inputs and weightings applied to determine value require subjective determination. Accordingly, valuations do not necessarily represent the amounts that may eventually be realized from sales or other dispositions of investments.

The following table summarizes by major security type the valuation techniques and quantitative information utilized in determining the fair value of the Level 3 investments as of September 30, 2019.

Investment Type	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average	Impact to Valuation from an Increase in Input
Debt	$335,784,112	Income Method	Discount Rate	5.8% to 19.8%	8.8%	Decrease
Debt	38,060,892	Market Method	EBITDA Multiple	5.5x to 7.5x	N/A	Increase
Debt	36,976,842	Income Method	Take-Out Indication	100.0% to 103.0%	101.5%	Increase
			Discount Rate	15.4% to 15.4%	15.4%	Decrease
Debt	7,532,541	Income Method	Discount Rate	15.8% to 19.5%	17.9%	Decrease
		Market Method	EBITDA Multiple	3.8x to 4.8x	N/A	Increase

Total Debt	$418,354,387

Equity	$32,483	Income Method	Implied Volatility	35.0% to 35.0%	35.0%	Increase
			Risk Free Rate	1.6% to 1.6%	1.6%	Increase
			Expected Term (in years)	2.0 to 2.0	2.0	Increase

Total	$418,386,870

The following table summarizes by major security type the valuation techniques and quantitative information utilized in determining the fair value of the Level 3 investments as of December 31, 2018.

Investment Type	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average	Impact to Valuation from an Increase in Input
Debt	$482,787,200	Income Method	Discount Rate	6.8% to 19.9%	10.9%	Decrease
Debt	64,452,999	Income Method	IRR DCF	11.8% to 13.8%	12.8%	Decrease
Debt	8,547,040	Income Method	Discount Rate	17.8% to 23.0%	20.4%	Decrease
		Market Method	EBITDA Multiple	4.5x to 5.5x	na	Increase

Total Debt	$555,787,238

Equity	$16,189,994	Income Method	Implied Volatility	47.0% to 47.0%	47.0%	Increase
			Risk Free Rate	2.6% to 2.6%	2.6%	Increase
			Expected Term (in years)	1.0 to 1.0	1.0	Increase

Total	$571,977,232

4. ALLOCATIONS AND DISTRIBUTIONS

Allocation of profit and loss: Income, expenses, gains and losses of the Fund are allocated among the Members in such a manner that, at the end of each period, each Member’s capital account is equal to the respective net amount, positive or negative, which would be distributed to such Member if the Fund were to liquidate the assets of the Fund for an amount equal to book value and distribute the proceeds in a manner consistent with the distribution priorities described in the Agreement.

Distribution: Interest, dividends, other cash flow received by the Fund in respect of Portfolio Investments (“Interest Amounts”) and proceeds attributable to the repayment or disposition of Portfolio Investments (“Proceeds”) received by the Fund are distributed by the Fund to the Members to the extent that such Interest Amounts and Proceeds are available to the Fund after the application of the priority of payments stipulated in the Credit Agreement and after taking into account reserves and working capital needs.

NOTES TO FINANCIAL STATEMENTS (Unaudited) (continued)

Interest Amounts available to the Fund for distribution to the Members will be distributed in the following order and priorities:

First, one-hundred percent (100%) to the Preferred Members in an amount equal to any declared and unpaid dividends on Preferred Membership Interests, which amounts shall be distributed pro rata among the Preferred Members in accordance with their respective entitlements to such dividends.

Second, one-hundred percent (100%) to the payment of Fund expenses; and

Thereafter, one-hundred percent (100%) to the Common Members, which amounts shall be distributed among the Common Members pro rata based on their respective Unreturned Contributions or, if the Unreturned Contributions of the Common Members equal zero, pro rata based on the respective Commitments of such Common Members in their capacities as Preferred Members with respect to Preferred Membership Interest.

Proceeds available to the Fund for distribution to the Members will be distributed in the following order and priorities:

First one-hundred percent (100%) to the Preferred Members in an amount equal to any declared and unpaid dividends on Preferred Membership Interests, which amounts shall be distributed pro rata among the Preferred Members in accordance with their respective entitlements to such dividends,

Second, one-hundred percent (100%) to the Preferred Members pro rata based on, and up to the amount of, their respective Unreturned Contributions; and

Thereafter, one-hundred percent (100%) to the Common Members, which amounts shall be distributed among the Common Members pro rata based on their respective Unreturned Contributions or, if the Unreturned Contributions of the Common Members equal zero, pro rata based on the respective Commitments of such Common Members in their capacities as Preferred Members with respect to Preferred Membership Interests.

Preferred Member Dividends: Each Preferred Membership Interest is entitled to quarterly dividends at a rate equal to LIBOR plus 6.50% per annum (subject to a LIBOR floor of 1.5% per annum) of the Unreturned Contributions associated with their Preferred Membership Interest. Dividends are cumulative and paid when declared by the Management Committee.

Unreturned Contributions: With respect to any Member in respect of each class such Member holds, an amount equal to the excess, if any, of (a) the aggregate contributions of such Member over (b) the aggregate amount distributed to such Member from Proceeds (other than amounts paid in respect of dividends to such Member).

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

September 30, 2019

5.	FUND EXPENSES

The Fund is responsible for all costs and expenses which include organizational expenses, operating expenses; investigative, travel, legal and other transactional expenses incurred with respect to the acquisition, formation, holding and disposition of the Fund’s Portfolio Investments or incurred in connection with Portfolio Investments or transactions not consummated; costs and expenses relating to the liquidation of the Fund; taxes, or extraordinary expenses (such as litigation expenses and indemnification payments to either the Management Committee or the Administrative Agent); valuation-related costs and expenses; and all other costs and expenses of the Fund’s operations, administration and transactions.

Organizational Expenses: Organization expenses will be paid from capital contributions called from the holders of Common Membership Interests. As of September 30, 2019 and December 31, 2018, organization expenses paid inception-to-date total $704,290.

Portfolio Investment Expenses: Expenses related to Portfolio Investments will be paid from capital contributions called from Preferred Membership Interests.

Fund Expenses: Other Fund expenses including those related to unconsummated investments will be paid first from Interest Amounts as provided for in the above Distribution footnote. To the extent that such Interest Amounts are insufficient or unavailable to pay expenses when due, such expenses will be paid from capital contributions called from the holders of Common Membership Interests provided that the aggregate amount called for Fund expenses (including organizational expenses) does not exceed $2 million. To the extent that the foregoing sources of payment are insufficient or unavailable to pay when due, such expenses will be paid from capital contributions called from the Preferred Members.

6.	ADVISER FEE INCOME

Any (i) transaction, advisory, consulting, management, monitoring, directors’ or similar fees, (ii) closing, investment banking, finders’, transaction or similar fees, (iii) commitment, breakup or topping fees or litigation proceeds and (iv) other fee or payment of services performed or to be performed with respect to an investment or proposed investment received from or with respect to Portfolio Companies or prospective Portfolio Companies in connection with the Fund’s activities will be allocated pro rata among the Fund and any other funds or accounts advised by the Adviser participating in such investment and the Fund’s share will be the property of the Fund. Notwithstanding the foregoing, for administrative or other reasons, certain fees described in clauses (i) through (iv) above (including any fees for administrative agent services provided by the Adviser or an affiliate with respect to a particular loan or portfolio of loans made by the Fund) may be paid to the Adviser or the affiliate (rather than directly to the Fund), in which case the amount of such fees (net of any related expenses associated with the generation of such fees borne by the Adviser or such affiliate that have not been and will not be reimbursed by the Portfolio Company) shall be paid to the Fund.

Since inception of the Fund through September 30, 2019 and December 31, 2018 the Adviser was paid directly $1,573,043 and $443,808, respectively, of which $1,129,235 and $0 was paid during the period ended September 30, 2019 and the year ended December 31, 2018, respectively. Since inception of the Fund through September 30, 2019 and December 31, 2018, the Fund has recognized $1,573,043 and $443,808 of these fees.

NOTES TO FINANCIAL STATEMENTS (Unaudited) (continued)

7.	REVOLVING CREDIT AGREEMENT

On June 5, 2015, the Fund, as borrower entered into a Credit Facility with Cortland Capital Market Services LLC, as administrative agent and various financial institutions (the “Lending Group”) to make loans (Advances) to the Fund for the purpose of funding eligible investments. Effective August 21, 2015, the Credit Agreement was amended to increase the Credit Facility to $600 million (“Facility Amount”) from $500 million. The Commitment Period to make an Advance ends on the earlier of the end of the (i) Investment Period and (ii) the Facility Maturity Date. The Investment Period ended on June 5, 2018 or earlier if Member commitments have been reduced to zero. The Facility Maturity Date is June 4, 2021, and may be extended pursuant to the Credit Agreement or end earlier if the Facility Amount is reduced to zero or the Advances automatically become due and payable.

The lender has a priority interest in the interest, dividends and other cash flow received by the Fund (Interest Amounts) and proceeds attributable to the repayment or disposition of Portfolio Investments (Proceeds) received by the Fund as described in note 4 – distribution of Interest Amounts and distribution of Proceeds.

As of September 30, 2019 and December 31, 2018, there were $266,000,000 and $274,000,000 respectively, in Advances outstanding, which approximates fair value.

Interest is payable at a rate equal to LIBOR plus 3.50% per annum (subject to a LIBOR floor of 1.50%) on the amount of Advances outstanding. The Fund received a rating from an approved rating agency commensurate with the rate of interest paid by the Fund. As of September 30, 2019 and December 31, 2018 the all-in rate of interest is 5.75% and 5.66% respectively.

An unused fee is payable at a rate of 0.50% per annum on the unutilized commitment.

Whenever the Fund is paid an origination, structuring, or similar upfront fee by the obligor of an eligible investment, the Lending Group is entitled to an origination fee equal to 0.75% of the eligible investment funded with the proceeds of Advances.

The summary information regarding the Credit Facility for the nine months ended September 30, 2019 and 2018 is as follows (dollar amounts in thousands):

	Nine Months Ended September 30,
	2019	2018
Credit facility interest expense	$12,151	$12,867
Unused fees	—	603
Administrative fees	34	34
Origination expense	—	154
Surveillance expense	—	100

Total	$12,185	$13,758

Weighted average interest rate	6.03%	5.57%
Average outstanding balance	$268,432,234	$309,039,560

As of September 30, 2019 and December 31, 2018, the Fund has complied with the covenant requirements detailed in the Credit Agreement.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

September 30, 2019

8.	COMMITMENTS AND CONTINGENCIES

At September 30, 2019, the Fund had the following unfunded commitments and unrealized (depreciation) by investment.

Unfunded Commitments	Maturity/ Expiration	Amount	Unrealized (depreciation)
Cold Spring Brewing Company	May 2024	$2,281,250	$(15,969)
FQSR, LLC	May 2023	4,261,608	—

Total		$6,542,858	$(15,969)

At December 31, 2018, the Fund had the following unfunded commitments and unrealized (depreciation) by investment.

Unfunded Commitments	Maturity/ Expiration	Amount	Unrealized (depreciation)
Ascensus Specialties LLC	September 2019	$3,681,818	$(7,363)
Cold Spring Brewing Company	May 2024	2,281,250	(52,469)
ENA Holding Corporation	May 2021	810,135	(22,684)
FQSR, LLC	May 2023	3,116,629	(49,866)
SmileDirectClub, LLC	February 2023	2,305,516	—

Total		$12,195,348	$(132,382)

In the normal course of business, the Fund enters into contracts which provide a variety of representations and warranties, and general indemnifications. Such contracts include those with certain service providers, brokers and trading counterparties. Any exposure to the Fund under these arrangements is unknown as it would involve future claims that may be made against the Fund; however, based on the Fund’s experience, the risk of loss is remote and no such claims are expected to occur. As such, the Fund has not accrued any liability in connection with such indemnifications.

NOTES TO FINANCIAL STATEMENTS (Unaudited) (continued)

9.	FINANCIAL HIGHLIGHTS

The following summarizes the Fund’s financial highlights for the period ended September 30, 2019 and 2018.

	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
	Members	Members
As a percentage of average members’ capital
Net investment income ratio (annualized) [1]	20.14%	11.92%

Expense ratios (annualized) [1]
Operating expenses	5.46%	5.61%

Total expense ratio	5.46%	5.61%

[1]	The net investment income and expense ratio are calculated for the Members taken as a whole.

The Internal Rates of Return (IRR) since inception of the Members, after financing costs and other operating expenses are 12.3% and 12.5% through September 30, 2019 and, 2018, respectively.

The IRR is computed based on cash flow due dates contained in notices to Members (contributions from and distributions to the Members) and the net assets (residual value) of the Members’ capital account at year end and is calculated for the Members taken as a whole.

The IRR is calculated based on the fair value of investments using principles and methods in accordance with GAAP and does not necessarily represent the amounts that may be realized from sales or other dispositions. Accordingly, the return may vary significantly upon realization.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

ADMINISTRATION

ADMINISTRATOR

TCW Asset Management Company LLC

1251 Avenue of the Americas, Suite 4700

New York, NY 10020

(212) 771-4000

PORTFOLIO MANAGER

Richard T. Miller

Group Managing Director

INDEPENDENT AUDITORS

Deloitte & Touche LLP

555 West 5th Street

Los Angeles, CA 90013

CUSTODIAN

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

SUB-ADMINISTRATOR

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111